Exhibit 5.2

August 19, 2015	Barristers & Solicitors / Patent & Trade-mark Agents Norton Rose Fulbright Canada LLP 400 3rd Avenue SW, Suite 3700 Calgary, Alberta T2P 4H2 CANADA F: +1 403.264.5973 nortonrosefulbright.com

CONSENT

TO:	Canadian Pacific Railway Company

Dear Sirs/Mesdames:

Reference is made to the short form base shelf prospectus dated August 19, 2015 (the Prospectus) forming part of the registration statement on Form F-10 filed by Canadian Pacific Railway Company with the U.S. Securities Exchange Commission.

We hereby consent to the reference to our firm’s name in the Prospectus under the heading “Legal Matters” and the reference to our firm’s advice in the Prospectus under the heading “Description of Debt Securities -- Enforceability of Judgments”.

Sincerely,

/s/ Norton Rose Fulbright Canada LLP
Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz Inc) and Fulbright & Jaworski LLP, each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.